Solar Wind Energy Tower

Closes Initial Investment in San Luis, Arizona Tower Project

ANNAPOLIS, MD—(Marketwired – November 23, 2015) - Solar Wind Energy Tower, Inc. (OTC:SWET) (the “Company”), the innovator and creator behind the Solar Wind Downdraft Tower structures capable of producing abundant, inexpensive electricity to meet the world’s increasing demand, today announced the Company has closed on a transaction that provided for $600,000 in pre-development land cost and a commitment for an additional $300,000 for pre-development costs, as well as an agreement to defer up to $450,000 in land deposits until closing for the San Luis, Arizona Tower Project. The capital was achieved through the sale of an interest in the Company’s subsidiary, Arizona Green Power, LLC.

The Company previously announced that it had retained Aldwych Capital Partners, a special situations boutique investment banking firm, as a key member of their professional advisors to guide the Company on various strategic initiatives relative to their Arizona Green Power Project in San Luis, AZ as well as other Tower Projects in North America and Africa. Aldwych has expertise in matters such as project financing, mergers, acquisitions, and other financing opportunities.

This financing comes exclusively through the sale of an interest in Arizona Green Power, LLC based on an initial total valuation of $22,500,000 for the project, and not from the sale of shares of stock in the Company. After the transaction, the Company continues to retain ownership of the remaining 96% interest in Arizona Green Power, LLC. Through the continued efforts of Aldwych Capital Partners, sale of shares of additional equity in Arizona Green Power, LLC is currently being pursued.

Aldwych has demonstrated its capability of raising pre-development capital by this initial investment and is continuing its efforts to raise an additional $5,000,000 capital for the AZ project to be used to cover the Company’s operating and development cost necessary to meet the conditions needed to commence the full construction and development of the project.

Ronald Pickett, Chairman and CEO of Solar Wind Energy Tower, stated, “We are delighted with this initial success by Aldwych Capital Partners and fully supportive of their strategy to close this initial equity investment necessary to secure the project site. We believe that Aldwych’s depth of experience within the alternative energy sector along with their strong governmental connections will enable our Company to expand its business and deliver increased shareholder value. It has long been a strategic part of our business plan to surround our Company with very capable Teaming Partners and we look forward to our strategic relationship with Aldwych.”

Dan Nicholas, Senior Managing Director of Aldwych Capital Partners stated, “This transaction marks the first steps in the implementation of SWET and Arizona Green Power’s strategy. As the energy market continues to demand development in renewable generation, this transaction will serve as cornerstone for further development of the SWET/AGP business plan. We are delighted to continue to work on this unique and exciting opportunity.”

About Aldwych Capital Partners

Aldwych is a special situations boutique investment bank focused on domestic and Emerging Market transactions including M&A advisory, Capital Markets, power project financing with a distinct focus on traditional and renewable energy, resources and infrastructure as well as various other special situation assignments in the domestic United States, Latin America and Sub-Saharan Africa. The Company is committed to supporting impactful change and progress in the regions in which we work. We recognize that the increasing convergence and interconnectedness of global markets, local people and regional economies are the fundamental drivers of global security and social improvement.

About Solar Wind Energy Tower, Inc.

Founded in 2010, Solar Wind Energy Tower, Inc., and its wholly owned commercializing subsidiary, Solar Wind Energy, Inc., is the inventor of the patented Solar Wind Downdraft Tower, which uses state of the art technologies and construction systems to produce abundant, inexpensive electricity, 24 hours a day, 7 days a week.

The Company’s core objective and focus is to become a leading enabler of clean, efficient renewable energy to world communities, at a reasonable cost, without the destructive residuals of fossil fuels, while continuing to generate innovative technological solutions to meet tomorrow’s electrical power needs.

For more information, please visit:

http://www.solarwindenergytower.com, and https://www.facebook.com/solarwindenergytower and https://twitter.com/SWETower and https://www.arizonagreenpower.com

Cautionary Note Regarding Forward-Looking Statements

Statements included in this release may constitute “forward-looking statements”. Actual results may differ materially from those projected in forward-looking statements. Such statements involve a number of risks and uncertainties such as competitive factors, technological development, market demand and the Company’s ability to obtain new contracts and accurately estimate revenues, if any, due to variability in size, scope and duration of projects, and internal issues in the sponsoring client. Further information on potential factors that could affect the Company’s financial results, can be found in the Company’s various filings with the Securities and Exchange Commission (SEC).

Contact:

Solar Wind Energy Tower, Inc.

Phone: 410-972-4713

E-mail: info@SWETower.com